Exhibit 10.1

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (“First Amendment”), dated as of January , 2021, is entered into by and between Batton Associates, LLC, a California limited liability company (“Lessor’), and SiTime Corporation, a Delaware corporation (“Lessee”).

RECITALS

A. Lessor and Lessee entered into that certain Lease dated April, 2016 (the “Lease”) for the real property located at 5451 Patrick Henry Drive, Santa Clara, California, consisting of approximately 3.68 acres of land and the existing building thereon containing approximately 50,400 rentable square feet (collectively, the “Property”).

B. Lessee intends to construct an exterior amenity area on the Property for the use of its employees.

C. Lessor has agreed to contribute toward the cost constructing such amenity area in exchange for a three-month extension of the term of the Lease.

D. Lessor and Lessee now desire to amend the Lease to reflect such agreement.

In consideration of the mutual covenants and conditions set forth herein and other good and valuable consideration, Lessor and Lessee agree to amend the Lease as follows:

1. Term. Paragraph 2(a) of the Lease is hereby amended to extend the term of the Lease for a period of three (3) months, so that subject to the provisions of paragraph 3(a) of the Lease, the term shall now expire on March 31, 2027.

2. Monthly Base Rent. Paragraph 4 of the Lease is hereby amended to provide that, as of November 1, 2020, Lessee shall pay Monthly Base Rent in accordance with the following schedule:

Months of Term	Monthly Base Rent PSF	Monthly Base Rent
Nov 1, 2020 – Oct 31, 2021	$2.30	$115,920.00/month
Nov 1, 2021 – Oct 31, 2022	$2.37	$119,448.00/month
Nov 1, 2022 – Oct 31, 2023	$2.45	$123,480.00/month
Nov 1, 2023 – Oct 31, 2024	$2.52	$127,008.00/month
Nov 1, 2024 – Oct 31, 2025	$2.60	$131,040.00/month
Nov 1, 2025 – Oct 31, 2026	$2.67	$134,568.00/month
Nov 1, 2026 – Mar 31, 2027	$2.75	$138,600.00/month

3. Exterior Amenity Area.

(a) Subject to Lessee’s compliance with the provisions of paragraph 14(d) of the Lease, Lessee shall have the right to construct an exterior amenity area on the Property for the use of Lessee’s employees, customers, and visitors. The location of such exterior amenity area shall be subject to Lessor’s prior approval. Lessor shall contribute up to Three Hundred Fifty Thousand Dollars ($350,000) toward the cost of designing, constructing and/or installing the exterior amenity area improvements (“Lessor’s Allowance”), which shall be paid to Lessee within thirty (30) days after completion of the exterior amenity area improvements and Lessor’s receipt of all of the following from Lessee: (i) copies of paid invoices for all costs paid by Lessee to Lessee’s architects and/or engineers, general contractor, and suppliers in connection with the construction or installation of the exterior amenity area improvements (excluding any invoices paid by Lessee for any furniture, furnishings or other personal property of Lessee to be used in the exterior amenity area); (ii) unconditional lien releases from Lessee’s general contractor, architects, and any subcontractors engaged in connection with the construction or installation of the exterior amenity area improvements; (iii) a copy of the building permit issued by the City of Santa Clara for such work (if required); and (iv) a copy of the recorded Notice of Completion for the exterior amenity area improvements. Lessor’s Allowance shall be the maximum contribution by Lessor for any and all costs associated with the design, permitting, construction and/or installation of the exterior amenity area improvements and Lessee shall be solely responsible for any and all costs in excess of Lessor’s Allowance. If the total cost of designing, permitting, constructing and/or installing the exterior amenity area improvements is less than Lessor’s Allowance, then any remaining balance of Lessor’s Allowance shall be retained by Lessor without any obligation to pay such remaining balance to Lessee. In no event shall any portion of Lessor’s Allowance be paid to Lessee for any furniture, furnishings or other personal property to be utilized in the exterior amenity area.

(b) Lessee shall maintain the exterior amenity area in good clean and safe condition at all times at Lessee’s sole cost and expense. Such obligation shall include the prompt removal of all trash and other debris from the exterior amenity area, including any necessary pest control, sweeping and periodic power washing of the exterior amenity area patio surface. Lessor shall maintain in good condition and repair only the following improvements within the exterior amenity area: any fencing, roofing or trellis, concrete benches (if any), and affixed lighting. The cost of such maintenance and repair shall be included in Operating Expenses and billed to Lessee as provided in paragraph 5 of the Lease. Lessee shall be solely responsible for the maintenance and repair, at Lessee’s sole cost and expense, of any tables, chairs, umbrellas, or other furniture, whether affixed or not, and any equipment utilized by Lessee in the exterior amenity area, including space heaters; gas or electric barbecues, cooktops, or ovens; sinks, dishwashers, or refrigerators, including any related plumbing.

(c) Lessee shall insure all furniture, fixtures and other equipment installed by Lessee within the exterior amenity area as provided in paragraph 11(a)(2)of the Lease with respect to Lessee’s personal property. In addition, following completion of the exterior amenity area improvements, Lessee shall maintain in full force and effect a policy of liquor liability insurance in an amount not less than One Million Dollars ($1,000,000) per occurrence naming Lessor as an additional insured on such policy, and shall provide Lessor with a certificate of insurance evidencing such coverage.

(d) Lessor agrees that any exterior area amenity improvements which are affixed to the Property in a permanent manner, such as concrete paving or pavers, fencing, trellis or roofing structures, concrete benches, concrete tables or islands, inground electrical, plumbing or drainage, shall become the property of Lessor upon the expiration of the Term and shall be surrendered by Lessee with the Property. As the exact extent and nature of the exterior area improvements has not been determined at this time, Lessor may, in connection with its review and approval of the proposed exterior amenity area improvements, designate any other permanent improvements to the exterior amenity area as improvements to be retained by Lessor upon the expiration or sooner termination of the Lease. Any improvements to the exterior amenity area which are not designated for retention by Lessor, either as set forth herein or upon approval of the exterior amenity improvements, shall be removed from the Property by Lessee at the expiration or sooner termination of the Lease.

4. No Further Modifications. Except as set forth in this First Amendment, the Lease is unmodified and in full force and effect. To the extent that the provisions of this First Amendment conflict with any provisions of the Lease, such provisions of this First Amendment shall prevail and govern for all purposes and in all respects.

5. Counterparts. This First Amendment may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

6. Authority. Lessor and Lessee each hereby represent to the other that (i) each individual executing this First Amendment on behalf of Lessor or Lessee, as applicable, is duly authorized by such party to execute and deliver this First Amendment on behalf of such party in accordance with its organizational documents; (ii) this First Amendment is binding upon such party in accordance with its terms; and (iii) such party is duly organized and existing in the state of its organization and is qualified to do business in the State of California.

7. Miscellaneous. This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns (except as otherwise expressly provided in the Lease) and shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date set forth above.

LESSOR LESSEE

BATTON ASSOCIATES, LLC, SITIME CORPORATION,

a California limited liability company a Delaware corporation

By: W. F. Batton Management Company, By: /s/ Arthur D. Chadwick

Manager

By: /s/ Harold Balzer Name: Arthur D. Chadwick

Harold Balzer, President Title: EVP, Chief Financial Officer